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                                                                      EXHIBIT 18


September 15, 1997


Board of Directors
Software Spectrum, Inc.


As stated in Note A to the consolidated financial statements of Software Spectrum, Inc. and Subsidiaries for the three months ended July 31, 1997, the Company changed its accounting policy for recognizing maintenance revenue. Previously, the Company recognized maintenance revenue ratably over the terms of the maintenance contracts due to the customers right to cancel the contract at any time during the contract period. As the Company has no material costs associated with future performance under these contracts, effective May 1, 1997, the Company began recognizing maintenance revenue when invoiced because it has concluded, based on historical trends, that cancellations of maintenance contracts are not significant. Management believes the newly adopted accounting principle is preferable in the circumstances because it more accurately reflects the substance of the transactions. At your request, we have reviewed and discussed with management the circumstances, business judgment, and planning that formed the basis for making this change in accounting principle.

It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles. Accordingly, we are furnishing this letter solely for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

Based on our review and discussion, we concur with management's judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management's business judgment and planning, which we do not find unreasonable.

We have not audited any consolidated financial statements of Software Spectrum, Inc. and Subsidiaries as of any date or for any period subsequent to April 30, 1997. Accordingly, we are unable to express an opinion on whether the method of accounting for the effect of the change is in conformity with generally accepted accounting principles or if the financial statements included in Part I of this Form 10-Q are fairly presented.


Very truly yours,

/s/ GRANT THORNTON LLP